Exhibit 99.1

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release	Contact: David A. Brager
For Immediate Release	Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Second Quarter 2026

Second Quarter 2026

•
Net Earnings of $48.3 million, or $0.29 per share
•
Assets totaled $21.18 billion as acquisition of Heritage Commerce Corp completed on April 17, 2026
•
Net Interest Margin expanded to 3.72%
•
$31.4 million of acquisition expense and $4.25 million provision for unfunded loan commitments

Ontario, CA, July 22, 2026 - CVB Financial Corp. (NASDAQ: CVBF) (“CVBF” or the “Company”) and its subsidiary, Citizens Business Bank, National Association (“Citizens” or the “Bank”), announced earnings for the quarter ended June 30, 2026.

CVB Financial Corp. reported net income of $48.3 million for the quarter ended June 30, 2026, compared with $51.0 million for the first quarter of 2026 and $50.6 million for the second quarter of 2025. Diluted earnings per share were $0.29 for the second quarter, compared to $0.38 for the prior quarter and $0.37 for the same period last year.

For the second quarter of 2026, annualized return on average equity (“ROAE”) was 6.41%, annualized return on average tangible common equity (“ROATCE”) was 10.85%, and annualized return on average assets (“ROAA”) was 0.97%.

On April 17, 2026, the Company completed its acquisition of Heritage Commerce Corp (“Heritage”), including its banking subsidiary, Heritage Bank of Commerce, and also completed the systems conversion during the second quarter of 2026. The Company’s second quarter 2026 financial results included 74 days of Heritage's operations, post-merger, which impacts the comparability of the current quarter's results to prior periods. At close, the Company acquired loans with a fair value of $3.4 billion, assumed $1.2 billion of noninterest-bearing deposits, $3.5 billion of interest-bearing deposits, and $38.7 million of subordinated debentures. The acquisition resulted in $450.7 million of intangible assets, including a core deposit premium of $116.6 million and goodwill of $334.1 million. During the quarter, $31.4 million of acquisition expenses were incurred and a $4.25 million provision for unfunded loan commitments was recorded.

David Brager, Chief Executive Officer of the Company, commented, “Our consistent financial performance is highlighted by our 197 consecutive quarters, or 49 years, of profitability, and our 147 consecutive quarters of paying cash dividends. I would like to thank our customers and associates for their continued commitment and loyalty, as well as our associates for the outstanding efforts and commitment to the successful systems conversion completed in June" Brager continued, "the merger with Heritage Bank of Commerce marks the most strategic and largest acquisition by asset size in our history, bringing together two premier, relationship focused business banks and advancing our longstanding objective of expanding Citizens throughout California. With the systems integration behind us, we will continue to focus on our vision of serving the comprehensive financial needs of small to medium sized businesses and their owners. We now operate in every major economic center of California and will continue to deliver our relationship focused banking model throughout the state of California. ”

Highlights for the Second Quarter of 2026

•
Net interest income grew by $44.6 million, or 37.8% from Q1 of 2026
•
Net interest margin of 3.72% increased by 28 basis points from Q1 of 2026
•
Loans increased by $3.37 billion, or 39.0% from the end of Q1 of 2026
•
Completed sale of SFR mortgage pool loans acquired from Heritage with a fair value of $327 million
•
Average total deposit and customer repurchase agreements increased by $3.60 billion, or 29.0% from Q1 of 2026
•
52.8% of total deposits noninterest-bearing at quarter end
•
Cost of funds decreased to 0.96% from 0.97% in Q1 of 2026
•
Adjusted efficiency ratio of 43.88%, excluding acquisition expense and provision for unfunded loan commitments[1]
•
Announced share repurchase plan up to 15 million shares, replacing the prior 2024 share repurchase program

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(Dollars in thousands, except per share amounts)
Net interest income	$162,415	$117,840	$111,608	$280,255	$222,052
Provision for credit losses	—	3,000	—	3,000	2,000
Noninterest income	17,010	14,279	14,744	31,289	30,973
Noninterest expense	114,378	60,568	57,557	174,946	116,701
Income tax expense	16,786	17,549	18,231	34,335	36,656
Net earnings	$48,261	$51,002	$50,564	$99,263	$101,668
Earnings per common share:
Basic	$0.29	$0.38	$0.37	$0.65	$0.73
Diluted	$0.29	$0.38	$0.37	$0.65	$0.73

NIM - tax equivalent (“TE”) [1]	3.72%	3.44%	3.31%	3.60%	3.31%
ROAA	0.97%	1.33%	1.34%	1.13%	1.35%
ROAE	6.41%	8.86%	9.06%	7.47%	9.18%
ROATCE	10.85%	13.38%	14.08%	11.99%	14.29%
Efficiency ratio	63.75%	45.84%	45.55%	56.15%	46.12%
[1] Includes tax equivalent (TE) adjustments utilizing a federal statutory rate of 21%.

Net Interest Income

Net interest income was $162.4 million for the second quarter of 2026, an increase of $44.6 million, or 37.83%, from the first quarter of 2026, and an increase of $50.8 million, or 45.52%, from the second quarter of 2025. The quarter-over-quarter and year-over-year increases in net interest income largely reflects the impact of operating as a combined company for approximately two and a half months following the Heritage acquisition. Interest income increased by $53.0 million, or 35.56%, from the first quarter of 2026, while interest expense increased by $8.4 million, or 27.00%, to $39.7 million in the second quarter of 2026. The quarter-over-quarter increase in net interest income was primarily due to a 28 basis point increase in net interest margin and a $3.67 billion increase in average interest-earning assets.

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[1] Non-U.S. generally accepted accounting principles (“GAAP”) financial measures. See GAAP to non–GAAP reconciliations of the measures are set forth at the last section of this press release.

Compared to the second quarter of 2025, the $50.8 million increase in net interest income was primarily driven by a $57.9 million increase in interest income driven by a $4.01 billion increase in average interest-earning assets and a 34 basis point increase in the yield on earning assets. The increase in interest income was offset by a $7.1 million increase in interest expense attributable to a $2.83 billion increase in average interest-bearing deposits and customer repurchase agreements.

Net Interest Margin

Our tax equivalent net interest margin was 3.72% for the second quarter of 2026, compared to 3.44% for the first quarter of 2026 and 3.31% for the second quarter of 2025. The 28 basis points increase in our net interest margin compared to the first quarter of 2026 was primarily attributable to a 28 basis points increase in our average interest-earning assets yield, which was primarily driven by a 21 basis points increase in our average loan yield and a 11 basis points increase in our average investment securities yield. The increase in average loan yields reflected the Company's acquisition of Heritage and the addition of higher-yielding acquired assets, including approximately $86.1 million of average factored receivables during the quarter. Through the acquisition, the Company acquired CSNK Working Capital Finance Corp., doing business as Bay View Funding, a wholly owned subsidiary of the Bank that provides working capital factoring financing to businesses throughout the United States. During the quarter, the average yield on factored receivables was 18.04%. Cost of funds remained stable at 0.96% for the second quarter of 2026 compared to 0.97% in the first quarter of 2026, reflecting a 24 basis points decrease in the cost of FHLB borrowing, offset by a five basis point increase in our cost of deposits to 0.83%, from 0.78%.

Our tax equivalent net interest margin for the second quarter of 2026 increased by 41 basis points compared to the second quarter of 2025, reflecting a 34 basis point increase in the average interest-earning assets yield and a seven basis point decrease in cost of funds. The increase in earning assets yield was primarily due to a 31 basis point increase in average loan yields, reflecting the addition of higher-yielding acquired factored receivables portfolio acquired through the Heritage acquisition. Partially offsetting this increase was a lower yield on funds deposited at the Federal Reserve, resulting from the 75 basis points reduction in federal funds target rate by FOMC during the last four months of 2025. The average yield on investment securities increased by 12 basis points from the second quarter of 2025, despite the impact of the fair value hedges of our investment securities available-for-sale ("AFS"), which generated a negative carry during the second quarter of 2026 and reduced interest income by $1.4 million compared to the positive carry recognized in the same quarter last year. Cost of funds decreased to 0.96% in the second quarter of 2026 from 1.03% in the second quarter of 2025. This decrease was driven by a 35 basis point reduction in cost of interest-bearing deposits and a 29 basis point decrease in cost of FHLB borrowing. Partially offsetting these lower funding costs, noninterest-bearing deposits declined as a percentage of average total deposits to 52.3% in the second quarter of 2026 from 59.7% in the second quarter of 2025, resulting in a less favorable deposit mix.

Earning Assets and Deposits

The increases in average earning assets and average total deposits were primarily attributable to the Heritage acquisition. On average, earning assets increased by $3.67 billion compared to the first quarter of 2026 and increased $4.01 billion compared to the second quarter of 2025. The quarter-over-quarter increase in interest-earning assets was primarily attributable to a $2.92 billion increase in average loans, a $388.0 million increase in average interest-earning deposits at the Federal Reserve, and $349.7 million increase in average investment securities. The year-over-year increase in interest-earning assets was primarily attributable to a $3.19 billion increase in average loans, a $423.5 million increase in average investment securities and a $331.2 million increase in average interest-earning deposits at the Federal Reserve.

The average balance on noninterest-bearing deposits increased by $1.23 billion, or 17.83%, from the first quarter of 2026 and by $1.07 billion, or 15.20%, from the second quarter of 2025. The average balance on interest-bearing deposits and customer repurchase agreements increased by $2.38 billion from the first quarter of 2026 and increased by $2.83 billion from the second quarter of 2025. On average, noninterest-bearing deposits were 52.3% of total deposits for the second quarter of 2026, compared to 57.8% for the first quarter of 2026 and 59.7% for the second quarter of 2025.

SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30, 2026		March 31, 2026		June 30, 2025
	(Dollars in thousands)
Yield on average investment securities (TE)	2.74%		2.63%		2.62%
Yield on average loans	5.53%		5.32%		5.22%
Yield on average earning assets (TE)	4.62%		4.35%		4.28%
Cost of deposits	0.83%		0.78%		0.84%
Cost of funds	0.96%		0.97%		1.03%
Net interest margin (TE)	3.72%		3.44%		3.31%

Average Earning Assets Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,270,895	30.01%	$4,921,215	35.43%	$4,847,415	35.75%
Investment in FHLB, FRB, and other stock	77,891	0.44%	55,948	0.40%	18,012	0.13%
Interest-earning deposits with other institutions	669,165	3.81%	290,536	2.09%	337,929	2.49%
Loans	11,548,138	65.74%	8,624,604	62.08%	8,354,898	61.62%
Total interest-earning assets	$17,566,089	100.00%	$13,892,303	100.00%	$13,558,254	100.00%

Average Deposits & Borrowings	Avg	% of Total	Avg	% of Total	Avg	% of Total
Noninterest bearing deposits	$8,123,844	49.22%	$6,894,427	53.12%	$7,051,702	55.56%
Interest-bearing deposits	7,400,171	44.84%	5,041,899	38.85%	4,755,828	37.47%
Customer repurchase agreements	564,766	3.42%	541,881	4.18%	376,629	2.97%
FHLB advances and other borrowings	384,295	2.33%	500,000	3.85%	508,159	4.00%
Subordinated debentures	31,993	0.19%	—	0.00%	—	0.00%
Total deposits and borrowings	$16,505,069	100.00%	$12,978,207	100.00%	$12,692,318	100.00%

Provision for Credit Losses

There was no provision for credit losses in the second quarter of 2026, compared to a $3.0 million provision for credit losses in the first quarter of 2026 and no provision for credit losses in the second quarter of 2025.

Noninterest Income

Noninterest income totaled $17.0 million for the second quarter of 2026, an increase of $2.7 million from $14.3 million for the first quarter of 2026 and an increase of $2.3 million from $14.7 million for the second quarter of 2025, including the impact of the Heritage acquisition. The quarter-over-quarter increase includes a $519,000 increase in service charges on deposit accounts, a $460,000 increase in trust and investment services income, and a $353,000 increase in bank-owned life insurance (“BOLI”) income.

Noninterest Expense

Noninterest expense totaled $114.4 million for the second quarter of 2026, compared to $60.6 million for the first quarter of 2026 and $57.6 million for the second quarter of 2025. The increase was primarily attributable to the Heritage acquisition, and the related addition of operations, personnel, and banking centers. Acquisition related expenses associated with the Heritage merger totaled $31.4 million in the second quarter of 2026, compared to $1.1 million for the first quarter of 2026. Excluding acquisition expense, noninterest expense increased $23.5 million compared to the first quarter of 2026. This increase was primarily driven by a $9.1 million increase in salaries and employee benefits, a $3.8 million increase in provision for unfunded loan commitments attributable to day 1 provision from the Heritage acquisition of $4.25 million, and a $2.7 million increase in amortization of intangible assets resulting from the core deposit intangibles associated with the acquisition, and $1.8 million increase in computer software expense. Excluding acquisition expense and the provision for unfunded loan commitments, the increase in noninterest expense compared to the second quarter of 2025 was $21.2 million.

As a percentage of average assets, noninterest expense was 2.31% for the second quarter of 2026, 1.58% for the first quarter of 2026, and 1.52% for the second quarter of 2025. The efficiency ratio was 63.75% for the second quarter of 2026, compared to 45.84% for the first quarter of 2026 and 45.55% for the second quarter of 2025. Excluding acquisition related expenses and the provision for unfunded loan commitments, the adjusted efficiency ratio[1] was 43.88% for the second quarter of 2026, compared to 44.61% for the first quarter of 2026 and 45.55% for the second quarter of 2025.

Income Taxes

Our effective tax rate for the quarter ended June 30, 2026 was 25.81%, compared with 25.60% for the first quarter of 2026, and 26.50% for the second quarter of 2025. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as tax credit investments.

BALANCE SHEET HIGHLIGHTS

Assets

Total assets were $21.18 billion at June 30, 2026, an increase of $5.68 billion, or 36.60%, from $15.51 billion at March 31, 2026. The increase was primarily attributable to a $3.37 billion increase in total loans, $839.1 million increase in investment securities and a $596.0 million increase in interest-earning balances due from the Federal Reserve. The increases in total assets compared to prior periods primarily reflect the impact of the Heritage acquisition completed on April 17, 2026, partially offset by balance sheet optimization activities during the quarter.

Total assets increased by $5.55 billion, or 35.52%, from $15.63 billion at December 31, 2025. The increase in assets was primarily driven by an increase of $3.32 billion, or 38.14%, in total loans, a $722.8 million, or 14.59% increase in investment securities and a $640.9 million, or 238.36%, increase in interest-earnings balances due from the Federal Reserve.

Total assets at June 30, 2026 increased by $5.77 billion, or 37.42%, from $15.41 billion at June 30, 2025. The increase in assets was primarily driven by an increase of $3.66 billion, or 43.77%, in total loans, an increase of $862.8 million, or 17.92%, in investment securities, and an increase of $366.2 million, or 67.37%, in interest-earning balances due from the Federal Reserve.

Investment Securities

Total investment securities were $5.68 billion at June 30, 2026, an increase of $839.1 million, or 17.35%, from $4.84 billion at March 31, 2026, an increase of $722.8 million, or 14.59%, from December 31, 2025, and an increase of $862.8 million, or 17.92%, from $4.81 billion at June 30, 2025. The increase in investment securities in the second quarter of 2026 compared to prior quarters was primarily the result of approximately $519.0 million of investment securities acquired and retained from the Heritage acquisition as well as approximately $500.0 million of purchases of AFS securities during the quarter. As part of the Company's balance sheet management strategy to improve portfolio yields and reduce asset duration, approximately $490 million of securities acquired from Heritage were sold at close of the merger and reinvested in lower duration securities at an average yield of approximately 4.70%.

At June 30, 2026, investment securities held-to-maturity (“HTM”) totaled $2.22 billion, a decrease of $29.5 million, or 1.31%, from March 31, 2026 and a decrease of $108.7 million, or 4.67%, from June 30, 2025.

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[1] Non-GAAP financial measures. See GAAP to non–GAAP reconciliations of the measures are set forth at the last section of this press release.

At June 30, 2026, investment securities AFS totaled $3.46 billion, inclusive of a pre-tax net unrealized loss of $323.5 million. AFS securities increased by $868.6 million, or 33.55% from March 31, 2026 and increased by $971.5 million, or 39.07%, from $2.49 billion at June 30, 2025. The pre-tax net unrealized loss at June 30, 2026 increased by $13.1 million from March 31, 2026 and decreased by $40.2 million from June 30, 2025.

Loans

Total loans and leases, at amortized cost, of $12.02 billion at June 30, 2026 increased by $3.37 billion, or 39.03%, from $8.64 billion at March 31, 2026. The quarter-over-quarter increase was primarily due to increases of $2.35 billion in commercial real estate loans, $526.6 million in commercial and industrial loans, $166.3 million in consumer loans, $150.7 million in construction loans, $149.9 million in Small Business Administration (“SBA”) loans, and $63.1 million in single-family residential (“SFR”) mortgage loans, partially offset by decreases of $33.8 million in dairy & livestock and agribusiness loans, and $1.4 million in municipal lease finance receivables. The increase in total loans and leases compared to prior quarters was primarily attributable to the Heritage acquisition, which added $3.10 billion of loans held for investment recorded at fair value as of the acquisition date.

Total loans and leases, at amortized cost, increased by $3.32 billion, or 38.14%, from December 31, 2025. The increase included increases of $2.41 billion in commercial real estate loans, $505.3 million in commercial and industrial loans, $172.2 million in construction loans, $166.7 million in consumer loans, $159.2 million in SBA loans, and $59.6 million in SFR mortgage loans. These increases were partially offset by decreases of $150.6 million in dairy & livestock and agribusiness loans associated with the seasonal increase that occurs every calendar year end, and $3.5 million in municipal lease finance receivables loans.

Total loans and leases, at amortized cost, increased by $3.66 billion, or 43.77%, from June 30, 2025. The $3.66 billion increase included increases of $2.47 billion in commercial real estate loans, $566.5 million in commercial and industrial loans, $192.3 million in construction loans, $170.9 million in consumer loans, $169.8 million in SBA loans, $52.9 million in SFR mortgage loans, partially offset by a decrease of $7.6 million in municipal lease finance receivables.

Asset Quality

During the second quarter of 2026, we experienced credit charge-offs of $141,000 and total recoveries of $4,000, resulting in net charge-offs of $137,000, which compares to net recoveries of $9,000 in the prior quarter. The allowance for credit losses (“ACL”) totaled $126.7 million at June 30, 2026, compared to $80.2 million at March 31, 2026 and $78.0 million at June 30, 2025. The ACL increased $46.5 million in the second quarter of 2026, reflecting the initial ACL of $46.6 million on the purchased credit deteriorated (“PCD”) loans and purchased seasoned loans (“PSL”) acquired from the Heritage acquisition. At June 30, 2026, the ACL as a percentage of total loans and leases outstanding was 1.05%. This compares to 0.93% at both March 31, 2026 and June 30, 2025.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	June 30, 2026	March 31, 2026	June 30, 2025
	(Dollars in thousands)
Nonperforming loans
Commercial real estate	$4,905	$2,094	$24,379
Construction	685	—	—
SBA	918	477	1,265
Commercial and industrial	9,672	3,573	265
Dairy & livestock and agribusiness	—	—	60
Consumer and other loans	462	—	—
Total	$16,642	$6,144	$25,969
% of Total loans	0.14%	0.07%	0.31%

OREO
Commercial real estate	$206	$206	$661
Total	$206	$206	$661

Total nonperforming assets	$16,848	$6,350	$26,630
% of Nonperforming assets to total assets	0.08%	0.04%	0.17%

Past due 30-89 days (accruing)
Commercial real estate	$2,762	$4,715	$—
SBA	785	1,553	3,419
Commercial and industrial	75	88	—
SFR mortgage	—	249	—
Consumer and other loans	123	—	—
Total	$3,745	$6,605	$3,419
% of Total loans	0.03%	0.08%	0.04%
Total nonperforming, OREO, and past due	$20,593	$12,955	$30,049

Classified Loans	$109,718	$83,058	$73,422

The $10.5 million increase in nonperforming loans from March 31, 2026 was primarily due to the addition of 12 nonperforming commercial and industrial loans totaling $6.2 million, three nonperforming commercial real estate loans totaling $4.3 million, and one nonperforming construction loan for $685,000, offset by three commercial real estate nonaccrual loan payoffs totaling $1.5 million.

Classified loans are loans that are graded “substandard” or worse. Classified loans increased $26.7 million quarter-over-quarter, primarily driven by $29.1 million of classified loans acquired in the Heritage merger.

Deposits & Customer Repurchase Agreements

Deposits of $16.29 billion and customer repurchase agreements of $563.4 million totaled $16.85 billion at June 30, 2026, compared to $12.44 billion at March 31, 2026, $12.56 billion at December 31, 2025, and $12.39 billion at June 30, 2025. Deposits and customer repurchase agreements increased $4.41 billion, or 35.47%, from March 31, 2026, $4.29 billion, or 34.15% from December 31, 2025, and $4.46 billion, or 36.03%, from June 30, 2025. The increases primarily reflected $1.2 billion of noninterest-bearing deposits and $3.5 billion of interest-bearing deposits assumed in connection with the Heritage acquisition completed during the second quarter of 2026.

Noninterest-bearing deposits were $8.61 billion at June 30, 2026, an increase of $1.51 billion, or 21.22%, compared to $7.10 billion at March 31, 2026. Noninterest-bearing deposits increased $1.81 billion, or 26.56%, from $6.80 billion at December 31, 2025 and $1.36 billion, or 18.76%, from $7.25 billion at June 30, 2025. At June 30, 2026, noninterest-bearing deposits were 52.84% of total deposits, compared to 59.44% at March 31, 2026, 56.33% at December 31, 2025, and 60.47% at June 30, 2025. The decrease in noninterest-bearing deposits as a percentage of total deposits primarily reflected the mix of deposits assumed in the Heritage acquisition, which included a higher proportion of interest-bearing deposits.

Borrowings

As of June 30, 2026, total borrowings were $539.0 million, consisting of $500.0 million of Federal Home Loan Bank ("FHLB") advances and $39.0 million of subordinated debt assumed in the Heritage acquisition, compared to $500.0 million of FHLB advances at both March 31, 2026 and December 31, 2025. At June 30, 2026, FHLB advances consisted of $300.0 million of 90 day advances that have been hedged with a cashflow hedge in which the Company pays a fixed rate cost of 4.10% and receives SOFR and $200.0 million putable advance with a cost of 4.27% maturing in May 2027. During the second quarter of 2026, $300.0 million of FHLB advances, with a weighted-average cost of 4.73%, matured in May and were not replaced during the quarter.

Capital

The Company’s total equity was $3.17 billion at June 30, 2026, compared to $2.30 billion at December 31, 2025 and $2.24 billion at June 30, 2025. The increase of $874.5 million from December 31, 2025 was primarily due to $840.2 million of common shares issued and exchanged as a result of the Heritage acquisition and $99.3 million in net earnings, partially offset by $62.5 million in cash dividends declared and $5.1 million common stock repurchases. On June 15, 2026, the Board of Directors approved a program to repurchase up to 15,000,000 shares of CVB common stock (the “2026 Repurchase Program”). The 2026 Repurchase Program replaced in its entirety the Company's previous 2024 share repurchase program. During the second quarter of 2026, the Company purchased 241,034 shares under the 2026 Repurchase Program, at an average price of $21.06 per share for an aggregate purchase price of $5.1 million.

Our tangible book value per share was $11.07 at June 30, 2026, compared to $11.42 at March 31, 2026 and $10.64 at June 30, 2025, respectively.

Our capital ratios under the revised capital framework referred to as Basel III remain well above regulatory standards.

		CVB Financial Corp. Consolidated
	Minimum Required Plus Capital Conservation Buffer	June 30, 2026	December 31, 2025	June 30, 2025

Tier 1 leverage capital ratio	4.0%	11.7%	11.6%	11.8%
Common equity Tier 1 capital ratio	7.0%	14.7%	15.9%	16.5%
Tier 1 risk-based capital ratio	8.5%	14.7%	15.9%	16.5%
Total risk-based capital ratio	10.5%	15.8%	16.7%	17.3%

Tangible common equity (“TCE”) ratio		9.8%	10.3%	10.0%

CitizensTrust

As of June 30, 2026, CitizensTrust had approximately $5.18 billion in assets under management and administration, including $3.81 billion in assets under management. Revenues were $4.2 million for the second quarter of 2026, compared to $3.7 million in the first quarter and $3.7 million for the second quarter of 2025. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank, National Association. CVBF is one of the ten largest bank holding companies headquartered in California with more than $20 billion in total assets as of the closing of the mergers with Heritage Commerce Corp and its principal banking subsidiary, Heritage Bank of Commerce. Citizens Business Bank, National Association, is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 75 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 23, 2026, to discuss the

Company’s second quarter 2026 financial results. The conference call can be accessed live by registering at: https://register-conf.media-server.com/register/BIf3989c35152a4f7d8d7a5a51b75f972f

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Forward-Looking Statements

Certain statements set forth herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of business, economic, or political developments, the impact of monetary, fiscal and trade policies, and the impact of acquisitions we have made or may make, including our recent acquisition of Heritage Commerce Corp and its wholly-owned banking subsidiary, Heritage Bank of Commerce (collectively “Heritage”) . Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy and the strength of the local economies in which we conduct business; the effects of, and changes in, immigration, trade, tariff, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effects of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected efficiencies and financial results from such acquisitions; the timely development of competitive new products and services, and the acceptance of these products and services by potential and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; changes in the scope and cost of FDIC insurance; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; changes in consumer or business spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits (including low cost deposits) or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers or depositors; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes, including the adoption of artificial intelligence, in banking and financial services; the use, reliability and accuracy of the financial models and data on which we rely; systemic or non-systemic bank failures or crises; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state employment laws and regulations;

ongoing or unanticipated regulatory or legal proceedings or outcomes; risks associated with our recently completed merger with Heritage, including difficulties and delays in integrating or retaining Heritage’s business, key personnel and customers, and achieving anticipated synergies, cost savings enhanced geographic coverage, deposit attrition, customer or employee loss, and/or revenue loss as a result of the merger; and our ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2025 Annual Report on Form 10-K filed with the SEC and available at the SEC’s website (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings, equity, or shareholder returns, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with GAAP and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These non-GAAP measures may or may not be comparable to similarly titled measures used by other companies.

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30, 2026	December 31, 2025	June 30, 2025
Assets
Cash and due from banks	$194,590	$107,511	$195,063
Interest-earning balances due from Federal Reserve	909,769	268,878	543,573
Total cash and cash equivalents	1,104,359	376,389	738,636
Interest-earning balances due from depository institutions	749	13,064	11,004
Investment securities available-for-sale	3,457,764	2,683,070	2,486,306
Investment securities held-to-maturity	2,218,529	2,270,391	2,327,230
Total investment securities	5,676,293	4,953,461	4,813,536
Investment in FHLB, FRB, and other stock	81,275	55,948	18,012
Loans and lease finance receivables	12,017,055	8,699,193	8,358,501
Allowance for credit losses	(126,661)	(77,161)	(78,003)
Net loans and lease finance receivables	11,890,394	8,622,032	8,280,498
Premises and equipment, net	33,114	26,505	26,606
Bank owned life insurance (“BOLI”)	415,118	325,299	320,596
Intangibles	117,927	5,774	7,657
Goodwill	1,099,936	765,822	765,822
Other assets	763,616	486,760	431,763
Total assets	$21,182,781	$15,631,054	$15,414,130
Liabilities
Deposits:
Noninterest-bearing	$8,606,924	$6,800,691	$7,247,128
Investment checking	1,022,887	509,272	483,793
Savings and money market	5,968,351	4,185,244	3,669,912
Time deposits	690,539	576,775	583,990
Total deposits	16,288,701	12,071,982	11,984,823
Customer repurchase agreements	563,405	490,601	404,154
Federal Home Loan Bank advances and other borrowings	500,000	500,000	500,000
Subordinated debentures	38,973	—	—
Other liabilities	622,013	273,247	284,831
Total liabilities	18,013,092	13,335,830	13,173,808
Stockholders' Equity
Common Stock	2,060,555	1,222,365	1,260,843
Retained Earnings	1,337,229	1,300,513	1,247,611
Accumulated other comprehensive loss, net	(228,095)	(227,654)	(268,132)
Total stockholders' equity	3,169,689	2,295,224	2,240,322
Total liabilities and stockholders' equity	$21,182,781	$15,631,054	$15,414,130

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Assets
Cash and due from banks	$168,621	$145,001	$154,785	$156,876	$154,557
Interest-earning balances due from Federal Reserve	668,130	280,163	331,956	475,218	247,165
Total cash and cash equivalents	836,751	425,164	486,741	632,094	401,722
Interest-earning balances due from depository institutions	1,035	10,373	5,973	5,678	3,479
Investment securities available-for-sale	3,034,877	2,660,813	2,505,601	2,848,963	2,522,313
Investment securities held-to-maturity	2,236,018	2,260,402	2,341,814	2,248,058	2,355,584
Total investment securities	5,270,895	4,921,215	4,847,415	5,097,021	4,877,897
Investment in FHLB, FRB, and other stock	77,891	55,948	18,012	66,980	18,012
Loans and lease finance receivables	11,548,138	8,624,604	8,354,898	10,094,447	8,410,871
Allowance for credit losses	(118,594)	(77,219)	(78,259)	(98,021)	(79,181)
Net loans and lease finance receivables	11,429,544	8,547,385	8,276,639	9,996,426	8,331,690
Premises and equipment, net	33,177	26,897	26,982	30,054	27,194
BOLI	398,014	326,031	319,582	362,221	318,121
Intangibles	100,373	5,341	8,232	53,119	8,872
Goodwill	1,041,190	765,822	765,822	904,267	765,822
Other assets	692,558	480,068	427,776	583,764	423,469
Total assets	$19,881,428	$15,564,244	$15,183,174	$17,731,624	$15,176,278
Liabilities
Deposits:
Noninterest-bearing	$8,123,844	$6,894,427	$7,051,702	$7,512,532	$7,029,156
Interest-bearing	7,400,171	5,041,899	4,755,828	6,227,549	4,810,767
Total deposits	15,524,015	11,936,326	11,807,530	13,740,081	11,839,923
Customer repurchase agreements	564,766	541,881	376,629	553,387	347,140
Federal Home Loan Bank advances and other borrowings	384,295	500,000	508,159	441,828	510,605
Subordinated debentures	31,993	—	—	16,085	—
Other liabilities	356,655	250,364	252,908	300,665	246,132
Total liabilities	16,861,724	13,228,571	12,945,226	15,052,046	12,943,800
Stockholders' Equity
Common Stock	1,887,018	1,222,046	1,261,700	1,556,368	1,276,480
Retained Earnings	1,360,935	1,332,021	1,256,582	1,346,558	1,244,606
Accumulated other comprehensive loss, net	(228,249)	(218,394)	(280,334)	(223,348)	(288,608)
Total stockholders' equity	3,019,704	2,335,673	2,237,948	2,679,578	2,232,478
Total liabilities and stockholders' equity	$19,881,428	$15,564,244	$15,183,174	$17,731,624	$15,176,278

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest income
Loans and leases, including fees	$159,212	$113,272	$108,845	$272,484	$217,916
Investment securities:
Investment securities available-for-sale	23,229	19,400	18,299	42,629	37,033
Investment securities held-to-maturity	12,322	12,466	12,886	24,788	25,907
Total investment income	35,551	31,866	31,185	67,417	62,940
Dividends from FHLB, FRB, and other stock	1,227	1,311	411	2,538	790
Interest-earning deposits with other institutions	6,138	2,661	3,768	8,799	5,565
Total interest income	202,128	149,110	144,209	351,238	287,211
Interest expense
Deposits	32,119	23,052	24,829	55,171	50,151
Borrowings and customer repurchase agreements	6,707	7,972	7,401	14,679	14,201
Subordinated debentures	639	—	—	639	—
Other	248	246	371	494	807
Total interest expense	39,713	31,270	32,601	70,983	65,159
Net interest income before provision for (recapture of) credit losses	162,415	117,840	111,608	280,255	222,052
Provision for (recapture of) credit losses	—	3,000	—	3,000	(2,000)
Net interest income after provision for (recapture of) credit losses	162,415	114,840	111,608	277,255	224,052
Noninterest income
Service charges on deposit accounts	5,336	4,817	4,959	10,153	9,867
Trust and investment services	4,184	3,724	3,716	7,908	7,127
Gain on other real estate owned (“OREO”), net	—	—	6	—	2,183
Other	7,490	5,738	6,063	13,228	11,796
Total noninterest income	17,010	14,279	14,744	31,289	30,973
Noninterest expense
Salaries and employee benefits	46,568	37,461	34,999	84,029	71,476
Occupancy and equipment	8,293	6,075	6,106	14,368	12,104
Professional services	3,250	2,518	2,191	5,768	4,272
Computer software expense	6,136	4,303	4,410	10,439	8,631
Marketing and promotion	2,098	2,061	1,817	4,159	3,805
Amortization of intangible assets	3,577	850	1,155	4,427	2,310
Provision for unfunded loan commitments	4,250	500	—	4,750	500
Acquisition related expenses	31,400	1,129	—	32,529	—
Other	8,806	5,671	6,879	14,477	13,603
Total noninterest expense	114,378	60,568	57,557	174,946	116,701
Earnings before income taxes	65,047	68,551	68,795	133,598	138,324
Income tax expense	16,786	17,549	18,231	34,335	36,656
Net earnings	$48,261	$51,002	$50,564	$99,263	$101,668

Basic earnings per common share	$0.29	$0.38	$0.37	$0.65	$0.73
Diluted earnings per common share	$0.29	$0.38	$0.37	$0.65	$0.73
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.40	$0.20

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest income - tax equivalent (TE)	$202,634	$149,138	$144,729	$352,253	$288,253
Interest expense	39,713	31,270	32,601	70,983	65,159
Net interest income - (TE)	$162,921	$117,868	$112,128	$281,270	$223,094

Return on average assets, annualized	0.97%	1.33%	1.34%	1.13%	1.35%
Return on average equity, annualized	6.41%	8.86%	9.06%	7.47%	9.18%
Efficiency ratio	63.75%	45.84%	45.55%	56.15%	46.12%
Adjusted efficiency ratio [1]	43.88%	44.61%	45.55%	44.19%	45.92%
Noninterest expense to average assets, annualized	2.31%	1.58%	1.52%	1.99%	1.55%
Yield on average loans	5.53%	5.32%	5.22%	5.44%	5.22%
Yield on average earning assets (TE)	4.62%	4.35%	4.28%	4.50%	4.28%
Cost of deposits	0.83%	0.78%	0.84%	0.81%	0.85%
Cost of deposits and customer repurchase agreements	0.86%	0.82%	0.87%	0.85%	0.87%
Cost of funds	0.96%	0.97%	1.03%	0.97%	1.03%
Net interest margin (TE)	3.72%	3.44%	3.31%	3.60%	3.31%

TCE ratio [1]
CVB Financial Corp. Consolidated	9.78%	10.52%	10.02%
Citizens Business Bank, National Association	9.47%	10.35%	9.86%

Weighted average shares outstanding
Basic	167,038,874	134,760,313	136,999,451	150,985,738	137,614,679
Diluted	167,186,423	134,916,024	137,172,994	151,127,393	137,888,778
Dividends declared	$35,350	$27,197	$27,703	$62,547	$55,556
Dividend payout ratio [2]	73.25%	53.32%	54.79%	63.01%	54.64%

Number of shares outstanding - (end of period)	176,247,135	135,791,180	137,825,465
Book value per share	$17.98	$17.09	$16.25
Tangible book value per share [1]	$11.07	$11.42	$10.64

[1] Non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP measures are set forth at the end of this press release.
[2] Dividends declared on common stock divided by net earnings.

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2026	December 31, 2025	June 30, 2025
Nonperforming assets:
Nonaccrual loans	$16,642	$4,685	$25,969
Other real estate owned (“OREO”), net	206	163	661
Total nonperforming assets	$16,848	$4,848	$26,630
Loan modifications to borrowers experiencing financial difficulty	$24,461	$16,902	$9,529

Percentage of nonperforming assets to total loans outstanding and OREO	0.14%	0.06%	0.32%
Percentage of nonperforming assets to total assets	0.08%	0.03%	0.17%
Allowance for credit losses to nonperforming assets	751.77%	1591.60%	292.91%

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Allowance for credit losses:
Balance at beginning of period	$80,170	$77,161	$78,252	$77,161	$80,122
Initial ACL on PCD and PSL loans acquired during the period	46,628	—	—	46,628	—
Charge-offs	(141)	(123)	(429)	(264)	(469)
Recoveries	4	132	180	136	350
Net (charge-offs) recoveries	(137)	9	(249)	(128)	(119)
Provision for (recapture of) credit losses	—	3,000	—	3,000	(2,000)
Balance at end of period	$126,661	$80,170	$78,003	$126,661	$78,003

Net charge-offs to average loans	-0.001%	0.000%	-0.003%	-0.001%	-0.001%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Allowance for Credit Losses by Loan Type
	June 30, 2026		December 31, 2025		June 30, 2025
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial real estate	$76,065	0.85%	$61,661	0.94%	$64,542	0.99%
Construction	3,056	1.46%	593	1.57%	240	1.36%
SBA	4,568	1.03%	2,720	0.96%	3,066	1.13%
Commercial and industrial	36,588	2.47%	8,438	0.87%	6,357	0.70%
Dairy & livestock and agribusiness	3,082	1.10%	2,486	0.58%	2,554	1.09%
Municipal lease finance receivables	222	0.40%	251	0.42%	220	0.35%
SFR mortgage	515	0.15%	442	0.16%	477	0.17%
Consumer and other loans	2,565	1.14%	570	0.98%	547	1.03%
Total	$126,661	1.05%	$77,161	0.89%	$78,003	0.93%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price
	2026		2025		2024
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.48	$18.26	$21.71	$18.22	$20.45	$15.95
June 30,	$22.57	$19.17	$20.15	$16.01	$17.91	$15.71
September 30,	$—	$—	$21.34	$18.12	$20.29	$16.08
December 31,	$—	$—	$20.70	$17.95	$24.58	$17.20

Quarterly Consolidated Statements of Earnings
		Q2	Q1	Q4	Q3	Q2
		2026	2026	2025	2025	2025
Interest income
Loans and leases, including fees		$159,212	$113,272	$117,415	$110,825	$108,845
Investment securities and other		42,916	35,838	38,564	39,287	35,364
Total interest income		202,128	149,110	155,979	150,112	144,209
Interest expense
Deposits		32,119	23,052	25,047	26,096	24,829
Borrowings and customer repurchase agreements		6,707	7,972	8,007	8,109	7,401
Other		248	246	267	330	371
Total interest expense		39,074	31,270	33,321	34,535	32,601

Net interest income before provision for (recapture of) credit losses		162,415	117,840	122,658	115,577	111,608
Provision for (recapture of) credit losses		—	3,000	(2,500)	1,000	—
Net interest income after provision for (recapture of) credit losses		162,415	114,840	125,158	114,577	111,608

Noninterest income		17,010	14,279	11,193	13,006	14,744
Noninterest expense		114,378	60,568	61,988	58,576	57,557
Earnings before income taxes		65,047	68,551	74,363	69,007	68,795
Income taxes		16,786	17,549	19,319	16,421	18,231
Net earnings		$48,261	$51,002	$55,044	$52,586	$50,564

Effective tax rate		25.81%	25.60%	25.98%	23.80%	26.50%

Basic earnings per common share		$0.29	$0.38	$0.40	$0.38	$0.37
Diluted earnings per common share		$0.29	$0.38	$0.40	$0.38	$0.37

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$35,350	$27,197	$27,180	$27,548	$27,703

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Loan Portfolio by Type
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial real estate	$8,983,934	$6,631,238	$6,574,395	$6,535,319	$6,517,415
Construction	209,993	59,329	37,812	29,976	17,658
SBA	441,572	291,702	282,401	266,279	271,820
Commercial and industrial	1,478,884	952,260	973,631	939,174	912,427
Dairy & livestock and agribusiness	280,994	314,838	431,577	292,963	233,772
Municipal lease finance receivables	56,086	57,453	59,542	61,383	63,652
SFR mortgage	341,340	278,214	281,766	286,111	288,435
Consumer and other loans	224,252	58,282	58,069	59,701	53,322
Gross loans, at amortized cost	12,017,055	8,643,316	8,699,193	8,470,906	8,358,501
Allowance for credit losses	(126,661)	(80,170)	(77,161)	(79,336)	(78,003)
Net loans	$11,890,394	$8,563,146	$8,622,032	$8,391,570	$8,280,498

Deposit Composition by Type and Customer Repurchase Agreements

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Noninterest-bearing	$8,606,924	$7,100,507	$6,800,691	$7,244,968	$7,247,128
Investment checking	1,022,887	497,609	509,272	487,738	483,793
Savings and money market	5,968,351	3,802,623	4,185,244	3,809,768	3,669,912
Time deposits	690,539	544,485	576,775	581,765	583,990
Total deposits	16,288,701	11,945,224	12,071,982	12,124,239	11,984,823
Customer repurchase agreements	563,405	494,257	490,601	451,258	404,154
Total deposits and customer repurchase agreements	$16,852,106	$12,439,481	$12,562,583	$12,575,497	$12,388,977

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Nonperforming Assets and Delinquency Trends
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Nonperforming loans
Commercial real estate	$4,905	$2,094	$4,186	$23,707	$24,379
Construction	685	—	—	—	—
SBA	918	477	21	3,952	1,265
Commercial and industrial	9,672	3,573	478	145	265
Dairy & livestock and agribusiness	—	—	—	—	60
Consumer and other loans	462	—	—	—	—
Total	$16,642	$6,144	$4,685	$27,804	$25,969
% of Total loans	0.14%	0.07%	0.05%	0.33%	0.31%

Past due 30-89 days (accruing)
Commercial real estate	$2,762	$4,715	$2,887	$43	$—
SBA	785	1,553	30	42	3,419
Commercial and industrial	75	88	261	—	—
SFR mortgage	—	249	—	—	—
Consumer and other loans	123	—	—	—	—
Total	$3,745	$6,605	$3,178	$85	$3,419
% of Total loans	0.03%	0.08%	0.04%	0.00%	0.04%

OREO
Commercial real estate	$206	$206	$163	$661	$661
Total	$206	$206	$163	$661	$661
Total nonperforming, past due, and OREO	$20,593	$12,955	$8,026	$28,550	$30,049
% of Total loans	0.17%	0.15%	0.09%	0.34%	0.36%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

Regulatory Capital Ratios
	Minimum Required	CVB Financial Corp. Consolidated
Capital Ratios	Plus Capital Conservation Buffer	June 30, 2026	December 31, 2025	June 30, 2025
Tier 1 leverage capital ratio	4.0%	11.7%	11.6%	11.8%
Common equity Tier 1 capital ratio	7.0%	14.7%	15.9%	16.5%
Tier 1 risk-based capital ratio	8.5%	14.7%	15.9%	16.5%
Total risk-based capital ratio	10.5%	15.8%	16.7%	17.3%

GAAP TO NON-GAAP RECONCILIATIONS

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

Pretax Pre-Provision Income (Non-GAAP)

Pretax pre-provision income is a Non-GAAP financial measure that represents total revenue less noninterest expense and is calculated before provision for credit losses and income tax expense. Management believes this measure provides useful information for comparing the results of operations between periods.

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(Dollars in thousands)
Net Income	$48,261	$51,002	$50,564	$99,263	$101,668
Add: Provision for (recapture of) credit losses	—	3,000	—	3,000	(2,000)
Add: Income tax expense	16,786	17,549	18,231	34,335	36,656
Pretax pre-provision income	$65,047	$71,551	$68,795	$136,598	$136,324

Tangible Book Value and Tangible Common Equity Ratio (Non-GAAP)

The tangible book value per share and tangible common equity ratios are a Non-GAAP financial measures derived from GAAP-based amounts. The following is a reconciliation of tangible book value and tangible common equity to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of tangible book value per share and tangible common equity ratio.

	June 30, 2026	December 31, 2025	June 30, 2025
	(Dollars in thousands, except per share amounts)
CVB Financial Corp. and Subsidiaries
Stockholders' equity	$3,169,689	$2,295,224	$2,240,322
Less: Goodwill	(1,099,936)	(765,822)	(765,822)
Less: Intangible assets	(117,927)	(5,774)	(7,657)
Tangible book value	$1,951,826	$1,523,628	$1,466,843

Total assets	21,182,781	15,631,054	15,414,130
Less: Goodwill	(1,099,936)	(765,822)	(765,822)
Less: Intangible assets	(117,927)	(5,774)	(7,657)
Tangible assets	$19,964,918	$14,859,458	$14,640,651

Common shares issued and outstanding	176,247,135	135,551,799	137,825,465

Book value per share	$17.98	$16.93	$16.25
Tangible book value per share	$11.07	$11.24	$10.64
Tangible common equity ratio	9.78%	10.25%	10.02%

Citizens Business Bank, National Association
Stockholders' equity	$3,108,717	$2,270,968	$2,218,177
Less: Goodwill	(1,099,936)	(765,822)	(765,822)
Less: Intangible assets	(117,927)	(5,774)	(7,657)
Tangible book value	$1,890,854	$1,499,372	$1,444,698

Total assets	21,182,524	15,634,835	15,418,191
Less: Goodwill	(1,099,936)	(765,822)	(765,822)
Less: Intangible assets	(117,927)	(5,774)	(7,657)
Tangible assets	$19,964,661	$14,863,239	$14,644,712

Common shares issued and outstanding	176,247,135	135,551,799	137,825,465

Book value per share	$17.64	$16.75	$16.09
Tangible book value per share	$10.73	$11.06	$10.48
Tangible common equity ratio	9.47%	10.09%	9.86%

Return on Average Tangible Common Equity (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company's average stockholders' equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(Dollars in thousands)
Net Income	$48,261	$51,002	$50,564	$99,263	$101,668
Add: Amortization of intangible assets	3,577	850	1,155	4,427	2,310
Less: Tax effect of amortization of intangible assets (1)	(1,040)	(247)	(341)	(1,287)	(683)
Tangible net income	$50,798	$51,605	$51,378	$102,403	$103,295

Average stockholders' equity	$3,019,704	$2,335,673	$2,237,948	$2,679,578	$2,232,478
Less: Average goodwill	(1,041,190)	(765,822)	(765,822)	(904,267)	(765,822)
Less: Average intangible assets	(100,373)	(5,341)	(8,232)	(53,119)	(8,872)
Average tangible common equity	$1,878,141	$1,564,510	$1,463,894	$1,722,192	$1,457,784

Return on average equity, annualized (2)	6.41%	8.86%	9.06%	7.47%	9.18%
Return on average tangible common equity, annualized (2)	10.85%	13.38%	14.08%	11.99%	14.29%

(1) Tax effected at respective statutory rates.
(2) Annualized where applicable.

Adjusted Efficiency Ratio (Non-GAAP)

Adjusted efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less acquisition related expense and provision for unfunded loan commitments, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(Dollars in thousands)
Total noninterest expense	$114,378	$60,568	$57,557	$174,946	$116,701
Less: Provision for unfunded loan commitments	4,250	500	—	4,750	500
Less: Acquisition related expenses	31,400	1,129	—	32,529	—
Adjusted noninterest expense	$78,728	$58,939	$57,557	$137,667	$116,201

Net interest income before provision for credit losses	$162,415	$117,840	$111,608	$280,255	$222,052
Add: total noninterest income	17,010	14,279	14,744	31,289	30,973
Total revenue	$179,425	$132,119	$126,352	$311,544	$253,025

Efficiency ratio	63.75%	45.84%	45.55%	56.15%	46.12%
Adjusted efficiency ratio, excluding provision for unfunded loan commitments and acquisition related expenses	43.88%	44.61%	45.55%	44.19%	45.92%